Exhibit 99.1

U.S. Physical Therapy Reports First Quarter 2011 Results

Company Declares Quarterly Dividend

HOUSTON--(BUSINESS WIRE)--May 5, 2011--U.S. Physical Therapy, Inc. (NasdaqGS:USPH), a national operator of outpatient physical therapy clinics, today reported results for the first quarter ended March 31, 2011.

U.S. Physical Therapy’s net income for the quarter ended March 31, 2011 increased 18.1% to $3.7 million from $3.2 million in the first quarter of 2010. Diluted earnings per share rose to $.31 from $.27.

First Quarter 2011 compared to First Quarter 2010

  Net revenue increased 12.6% from $50,405,000 in the first quarter of 2010 to $56,741,000 in the first quarter of 2011, due to an increase in patient visits of 9.9% from 469,000 to 515,000, and an increase in average net patient revenue per visit of $0.49 from $104.08 to $104.57. Other revenues included a $1,111,000 year-over-year quarterly increase in physician services revenue.
  Gross margin increased 200 basis points to 26.7% for the 2011 first quarter as compared to 24.7% in the 2010 first quarter. Total clinic operating costs were $41,578,000, or 73.3% of net revenue in the first quarter of 2011, as compared to $37,934,000, or 75.3% of net revenue, in the 2010 period. Clinic salaries and related costs were 52.2% of net revenue for the 2011 period versus 53.1% for the 2010 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 19.9% for the 2011 period versus 20.0% for the 2010 comparable period. The provision for doubtful accounts was 1.1% of net revenue in the first quarter of 2011 as compared to 2.1% in the 2010 first quarter.

  Corporate office costs were $6,481,000, or 11.4% of net revenue, in the first quarter of 2011 versus $5,805,000, or 11.5% of net revenue, in the 2010 first quarter.
  Operating income increased in the first quarter of 2011 by 30.2% to $8,682,000 from $6,666,000 for the 2010 first quarter. The operating income margin percentage improved 210 basis points to 15.3% for the first quarter of 2011 as compared to 13.2% for the first quarter 2010.
  Other income in the first quarter of 2010 included a pre-tax gain of $578,000 from the sale of a five clinic joint venture. That gain equated to net income after taxes of about $350,000 or approximately $.03 in earnings per share.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% for both periods.
  Net income attributable to common shareholders in the first quarter of 2011 rose 18.1% to $3,746,000 from $3,172,000 in the first quarter of 2010. Diluted earnings per share increased to $.31 from $.27.
  Same store revenues for de novo and acquired clinics open for one year or more decreased 1.0%. The average net rate per visit increased by 1.3% while same store visits decreased by 2.0%. Revenue and visit percentages were adjusted to reflect equivalent days of operations between periods.
  During the first quarter of 2011, the Company opened six start-up de novo clinics and closed one clinic. The Company ended the period with 397 clinics.

Chris Reading, Chief Executive Officer, said, “I am proud of our team’s focus and execution this quarter producing solid earnings and operating results. Revenue growth, margin improvement, cost control and further expansion of our physician services and Fit2Wrk programs were positives for the quarter. We have a lot that we expect to accomplish and I am encouraged by the strong start to the year.”

U.S. Physical Therapy Declares Quarterly Dividend

The Company announced that a quarterly dividend of $.08 per share will be paid on June 3, 2011 to shareholders of record as of May 20, 2011.

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time, on Thursday, May 5, 2011 to discuss the Company’s First Quarter 2011 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 58978764 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 120 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 397 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Net patient revenues	$53,872	$48,779
Other revenues	2,869	1,626
Net revenues	56,741	50,405

Clinic operating costs:
Salaries and related costs	29,639	26,771
Rent, clinic supplies, contract labor and other	11,295	10,100
Provision for doubtful accounts	624	1,034
Closure costs	20	29
Total clinic operating costs	41,578	37,934

Corporate office costs	6,481	5,805

Operating income	8,682	6,666

Interest and other income, net	2	580
Interest expense	(73)	(64)

Income before taxes	8,611	7,182
Provision for income taxes	2,426	2,051

Net income including noncontrolling interests	6,185	5,131
Less: net income attributable to noncontrolling interests	(2,439)	(1,959)
Net income attributable to common shareholders	$3,746	$3,172

Earnings per share attributable to common shareholders:
Basic	$0.32	$0.27

Diluted	$0.31	$0.27

Shares used in computation:
Basic	11,718	11,614

Diluted	11,945	11,840

Dividends declared per common share	$0.08	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Numerator:
Net income attributable to common shareholders	$3,746	$3,172

Denominator:
Denominator for basic earnings per share - weighted-average shares	11,718	11,614
Effect of dilutive securities - Stock options	227	226
Denominator for diluted earnings per share - adjusted weighted-average shares	11,945	11,840

Earnings per share attributable to common shareholders:
Basic	$0.32	$0.27

Diluted	$0.31	$0.27

Dividends declared per common share	$0.08	$-

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS

Current assets:
Cash	$10,666	$9,179
Patient accounts receivable, less allowance for doubtful accounts of $2,500 and $2,190, respectively	27,987	24,814
Accounts receivable - other, less allowance for doubtful accounts of $106 and $83, respectively	1,941	1,555
Other current assets	3,466	3,736
Total current assets	44,060	39,284

Fixed assets:
Furniture and equipment	33,943	33,563
Leasehold improvements	19,587	19,590
	53,530	53,153
Less accumulated depreciation and amortization	39,998	39,230
	13,532	13,923
Goodwill	79,410	79,424
Other intangible assets, net	7,166	7,308
Other assets	2,206	922
	$146,374	$140,861

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,477	$1,237
Accrued expenses	25,283	12,744
Current portion of notes payable	250	250
Total current liabilities	27,010	14,231
Notes payable	150	250
Revolving line of credit	4,800	5,500
Deferred rent	884	966
Other long-term liabilities	572	3,531
Total liabilities	33,416	24,478

Commitments and contingencies

Shareholders' equity:
U.S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,011,413 and 13,893,157 shares issued, respectively	140	139
Additional paid-in capital	39,529	45,570
Retained earnings	92,679	89,876
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U.S. Physical Therapy, Inc. shareholders' equity	100,720	103,957
Noncontrolling interests	12,238	12,426
Total equity	112,958	116,383
	$146,374	$140,861

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Three Months Ended March 31,
	2011	2010

OPERATING ACTIVITIES
Net income including noncontrolling interests	$6,185	$5,131
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,330	1,431
Provision for doubtful accounts	624	1,034
Equity-based awards compensation expense	444	306
(Gain) loss on sale of business and sale or abandonment of assets, net	56	(558)
Deferred income tax	365	(284)
Other	(374)	(24)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(3,774)	(1,583)
Increase in accounts receivable - other	(409)	(62)
Decrease in other assets	355	741
Increase (decrease) in accounts payable and accrued expenses	685	(58)
Increase (decrease) in other liabilities	208	(45)
Net cash provided by operating activities	5,695	6,029

INVESTING ACTIVITIES
Purchase of fixed assets	(860)	(588)
Purchase of businesses, net of cash acquired	-	(8,785)
Acquisitions of noncontrolling interests	(15)	(17)
Net proceeds on sale of fixed assets and business	3	125
Net cash used in investing activities	(872)	(9,265)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(1,989)	(2,237)
Cash dividend to shareholders	(943)	-
Proceeds from revolving line of credit	4,000	19,500
Payments on revolving line of credit	(4,700)	(9,000)
Payment of notes payable	(100)	-
Excess tax benefit from stock options exercised	395	8
Proceeds from exercise of stock options	1	7
Net cash (used in) provided by financing activities	(3,336)	8,278

Net increase in cash	1,487	5,042
Cash - beginning of period	9,179	6,429
Cash - end of period	$10,666	$11,471

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$615	$419
Interest	$93	$-
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$-	$225

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC DEVELOPMENT ACTIVITY

					Number
					of
	Opened	Acquired	Sold	Closed	Clinics

At December 31, 2008					360
First Quarter 2009, March 31, 2009	6	-	-	(1)	365
Second Quarter 2009, June 30, 2009	3	-	-	(2)	366
Third Quarter 2009, September 30, 2009	5	-	-	(4)	367
Fourth Quarter 2009, December 31, 2009	4	-	-	(3)	368
Year Ended, December 31, 2009	18	-	-	(10)	368

First Quarter 2010, March 31, 2010	1	5	(5)	(2)	367
Second Quarter 2010, June 30, 2010	7	-	-	(5)	369
Third Quarter 2010, September 30, 2010	5	-	-	(2)	372
Fourth Quarter 2010, December 31, 2010	6	20	-	(6)	392
Year Ended, December 31, 2010	19	25	(5)	(15)	392

First Quarter 2011, March 31, 2011	6	-	-	(1)	397

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer, 713-297-7000
or
Chris Reading, Chief Executive Officer, 713-297-7000
or
The Ruth Group
Stephanie Carrington, 646-536-7017
or
Amy Glynn, 646-536-7023